Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-230407) of The Walt Disney Company of our report dated June 2, 2025 relating to the statement of net assets available for benefits of the Disney Savings and Investment Plan (the “Plan”) as of December 31, 2024 appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2025.

/s/ Baker Tilly US, LLP
Los Angeles, California
June 25, 2026